Exhibit 99.1

BARE ESCENTUALS, INC. REPORTS FIRST QUARTER FISCAL 2008 RESULTS

First Quarter Sales Increase 21% and Net Income Expands 26%

SAN FRANCISCO, CA (May 1, 2008) — Bare Escentuals, Inc. (Nasdaq: BARE) today announced financial results for the first fiscal quarter ended March 30, 2008.

Net sales for the first quarter of fiscal 2008 were $140.4 million, an increase of approximately 21% from $115.6 million recorded in the same period last year. Net income for the first quarter of fiscal 2008 was $25.8 million, or $0.28 per diluted share on approximately 93.3 million shares outstanding, compared to $20.4 million, or $0.22 per diluted share on approximately 92.6 million shares outstanding, in the first quarter of fiscal 2007.

“We are pleased with our strong start to 2008 which reflects a continuation of the positive brand momentum experienced in 2007,” said Leslie Blodgett, Chief Executive Officer.  “We are on track to significantly expand our points of presence domestically and internationally, including our recent launch at Selfridges in London, our first department store in the United Kingdom.  At the same time, we’re excited about our new business initiatives, including the growth of our mineral skincare line, RareMinerals.”

Guidance

For fiscal 2008, the Company continues to expect sales to grow in the range of 20% to 25% compared to fiscal year 2007 and diluted earnings per share to be in the range of $1.13 to $1.18 on approximately 93.8 million shares outstanding.

Conference Call

Bare Escentuals, Inc. will host a conference call today, May 1, 2008 at 1:30 p.m. Pacific (4:30 p.m. Eastern). The call will be hosted by Leslie Blodgett, Chief Executive Officer; and Myles McCormick, Chief Operating Officer and Chief Financial Officer, and will be broadcast live over the Internet and will be accessible through the Investor Relations section of the Company’s website at http://ir.bareescentuals.com. The webcast will also be archived online within one hour of the completion of the conference call and available at the Investor Relations section of the Company’s website at http://ir.bareescentuals.com.

About Bare Escentuals, Inc.

Bare Escentuals, Inc. is one of the fastest growing prestige cosmetic companies in the United States and a leader in mineral-based cosmetics. The Company utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell cosmetics, skin care, and body care products under its bareMinerals, RareMinerals and namesake Bare Escentuals brands, and professional skin care products under its md formulations brand through infomercials, home shopping television, specialty beauty retailers, department stores, company-owned boutiques, spas and salons, and online shopping.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results and capital expenditures for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to our dependence on sales of our mineral-based foundation; our dependence on significant customers with whom we do not have long-term purchase commitments; the highly competitive nature of the beauty industry, and the adverse consequences if we are unable to compete effectively; the possibility that we might not manage our growth effectively or sustain our growth or profitability; the possibility that we might not be able to retain key executives and other personnel and recruit additional executives and personnel; the possibility that we might not be able to open and operate new boutiques successfully; our dependence on our suppliers to produce and deliver our products in a timely and cost-effective manner; the possibility that our media spending might not result in increased net sales or generate the levels of product and brand name awareness we desire; the possibility that we may be unable to repay or refinance our indebtedness, which was $251.4 million as of March 30, 2008; changes in general economic or market conditions; and other risk factors detailed in our Annual Report on Form 10-K for the period ended December 30, 2007, which is available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Investor Contact:	Andrew Greenebaum / Christine Gleim
ICR, Inc.
agreenebaum@icrinc.com ; cgleim@icrinc.com
(310) 954-1100

BARE ESCENTUALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except percentages and per share data)
(Unaudited)

	Three months ended
	March 30, 2008		April 1, 2007
Sales, net	$140,358	100.0%	$115,613	100.0%
Cost of goods sold	38,657	27.5	33,450	28.9
Gross profit	101,701	72.5	82,163	71.1
Expenses:
Selling, general and administrative	50,464	35.9	39,185	33.9
Depreciation and amortization	2,621	1.9	940	0.8
Stock-based compensation	1,912	1.4	1,611	1.4
Operating income	46,704	33.3	40,427	35.0
Interest expense	(4,644)	(3.3)	(6,811)	(5.9)
Other income, net	707	0.5	341	0.3
Income before provision for income taxes	42,767	30.5	33,957	29.4
Provision for income taxes	16,984	12.1	13,552	11.7
Net income	$25,783	18.4%	$20,405	17.7%

Net income per share:
Basic	$0.28		$0.23
Diluted	$0.28		$0.22

Weighted-average shares used in per share calculations:
Basic	91,260		89,428
Diluted	93,277		92,632

BARE ESCENTUALS, INC.
NET SALES BY BUSINESS SEGMENT AND DISTRIBUTION CHANNEL
(in thousands, except percentages)
(Unaudited)

	Three Months Ended
	March 30, 2008		April 1, 2007
Retail
Infomercial	$30,679	21.9%	$34,274	29.7%
Boutiques	25,730	18.3	17,134	14.8
Total retail	56,409	40.2	51,408	44.5
Wholesale
Premium wholesale	44,974	32.0	35,580	30.8
Home shopping television	17,877	12.7	13,694	11.8
Spas and salons	16,647	11.9	9,959	8.6
International distributors	4,451	3.2	4,972	4.3
Total wholesale	83,949	59.8	64,205	55.5
Sales, net	$140,358	100.0%	$115,613	100.0%

BARE ESCENTUALS, INC.
CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 30, 2008	December 30, 2007	April 1, 2007
	(Unaudited)		(Unaudited)
Cash and cash equivalents	$37,662	$32,117	$39,153
Inventories	69,569	59,643	59,267
Accounts receivable, net of allowances	37,846	43,369	37,721
Total current assets	161,656	151,932	149,365
Total assets	235,930	223,905	183,580
Accounts payable	25,406	22,041	21,178
Accrued liabilities	17,696	25,141	15,373
Total current liabilities	62,556	67,731	58,764
Current portion of long-term debt	17,216	17,901	17,624
Long-term debt	234,137	247,032	307,376
Total stockholders’ equity (deficit)	$(76,383)	$(104,487)	$(188,803)